UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 29, 2004

FiberNet Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-7841	52-2255974
(Commission File Number)	(IRS Employer Identification No.)

570 Lexington Avenue, 3rd Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 405-6200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2004, we entered into the Second Amendment (the “Amendment”) to the Securities Purchase Agreement, dated as of December 10, 2004 (as amended on December 15, 2004, the “Agreement”) with certain investors. Pursuant to the Amendment, none of the shares of Series K Convertible Preferred Stock (the “Series K Preferred”) or Warrants (the “Warrants”) to be issued by us upon the closing of the transactions contemplated by the Agreement, may be converted or exercised, as applicable, until the earlier to occur of (i) the date upon which stockholder approval is obtained to allow for the full conversion of the Series K Preferred and the exercise of the Warrants or (ii) the date upon which a second stockholder meeting is held in order to obtain such stockholder approval (assuming that the first attempt is unsuccessful), which second stockholder meeting must be held on or before May 15, 2005; provided, however, that, pursuant to the Agreement, if stockholder approval is not obtained, the holders of the Series K Preferred will be allowed to convert such shares into an amount of shares of common stock that, when aggregated with shares of common stock issued upon exercise of the Warrants, does not exceed 19.99% of our outstanding common stock as of the closing date (the “Cap Amount”). The Amendment provides that the Cap Amount shall apply for as long as the Series K Preferred and the Warrants remain outstanding unless stockholder approval to exceed the Cap Amount is received. In addition, pursuant to the rules and regulations of the Nasdaq Stock Market, Inc., the Amendment clarifies that the redemption amount payable to the holders of the Series K Preferred if stockholder approval is not obtained will not be greater than 105% of the face value of the Series K Preferred.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIBERNET TELECOM GROUP, INC.

By:	/s/ Jon A. DeLuca
Name:	Jon A. DeLuca
Title:	Senior Vice President—Finance and
Chief Financial Officer

Date: December 30, 2004